Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Inquiries:	Karen King
Vice President, Investor Relations
847/585-3899

Media Inquiries:	Lynne Baker
Director, Media Relations
847/851-7006

CAREER EDUCATION CORPORATION NAMES

LESLIE T. THORNTON TO BOARD OF DIRECTORS

Former Chief of Staff to U.S. Secretary of Education Adds

Depth in Regulatory and Education Policy to Company’s Board

Hoffman Estates, IL (December 22, 2005) – Career Education Corporation (NASDAQ: CECO) today announced the appointment of Leslie T. Thornton, former Chief of Staff to U.S. Secretary of Education Richard W. Riley, to its board of directors, effective immediately.  Ms. Thornton, an attorney, brings significant expertise in the areas of educational, federal government, and regulatory affairs, and will be an independent director.  Her appointment increases to 8 the directors on the company’s board, 6 of whom are independent.

“Leslie’s extensive work with the U.S. Department of Education and her founding of the Institute for Educational Equity and Opportunity and the Capitol Education Fund, evidence her commitment to improving education access and opportunity in our country,” said John Larson, Career Education Corporation’s chairman and chief executive officer.  “Her broad legal and professional experience and deep knowledge of the education sector will be a tremendous asset as Career Education continues its leadership role in the changing landscape of our post-secondary educational system.”

“Our success in attracting a director of Leslie’s caliber demonstrates the seriousness with which Career Education’s board of directors has worked to fulfill its promise to shareholders, made at last year’s annual meeting, to attract two new, high-quality independent directors to our board,” said Tom Lally, chairman of Career Education Corporation’s Nominating and Governance Committee.  “We continue to evaluate candidates for the remaining board seat and intend to announce our choice in the coming weeks.”

During her more than 20-year career, Ms. Thornton has worked hard to improve educational opportunities for our nation’s youth, particularly in the African-American community, through her legal and political work, and through her writing.  Ms. Thornton’s accomplishments include helping to increase educational equity and opportunity for disadvantaged elementary, secondary and post-secondary students, helping to protect opportunities for minorities in higher education, supporting access to higher education through the passage and implementation of the multi-billion dollar Gear-Up program, and establishing the permanent partnership between the DOE and the U.S. Secret Service to help prevent violence in schools.  She has written many articles addressing the importance of educational access and opportunity, and authored an amicus brief on behalf of 60 members of Congress in the University of Michigan affirmative action cases before the U.S. Supreme Court.

“I have long believed in and worked to help ensure equal access and quality education in this country,” said Ms. Thornton.  “I believe Career Education serves a vital need by offering quality career-oriented education to those who might otherwise have no educational opportunity at all.  In addition to my legal and ethics background, I look forward to bringing my years of experience in the education and regulatory sector to CEC and having a positive impact on its mission, direction and governance.”

Ms. Thornton, 47, is currently a partner with the multi-service law firm of Dickstein Shapiro Morin & Oshinsky, LLP in Washington D.C.  She began her career as a trial attorney in the nationally-known Washington D.C. Public Defender’s Office.  During the nearly eight years with Secretary Riley at DOE, Ms. Thornton served as the liaison between the Secretary and the White House on policy, political, ethics, personnel and other matters, supervised the higher education administrative appeals process for the Secretary, and helped the Secretary implement President Clinton’s education initiatives, among other things.  In addition to her work at the Department of Education, Ms. Thornton was deputy advisor for presidential debates in the Clinton-Gore ‘96 campaign and was Legal Counsel to the Clinton-Gore ‘92 Presidential Transition.  Ms. Thornton holds a law degree from Georgetown University (1983) and an undergraduate degree from the University of Pennsylvania (1980).

About Career Education Corporation

Career Education Corporation (www.careered.com) is one of the largest providers of private, for-profit, post secondary education and has a presence in both on-campus and online education. CEC’s Colleges, Schools and Universities segment operates more than 80 campuses in the U.S., Canada, France, the United Kingdom, and the United Arab Emirates and offers doctoral degree, master’s degree, bachelor’s degree, associate degree, and diploma programs in the career-oriented disciplines of business studies, visual communication and design technologies, health education, information technology, and culinary arts. The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication, and education. CEC’s total student population as of October 31, 2005, was approximately 107,300 students.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors, that could cause our actual growth, results of operations, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances, or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative, and other lawsuits; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; risks related to our ability to manage and continue growth; future financial and operational results; risks related to competition, general economic conditions, and other risk factors relating to our industry and business, and the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, and from time to time in our other reports filed with the Securities and Exchange Commission.